Exhibit 99.1


NEWS RELEASE
Art's-Way Manufacturing Co., Inc.
P.O. Box 288
Armstrong, Iowa 50514


NASDAQ:ARTW                             CONTACT: John Breitung (712) 864-3131
                                                Email adress: artsway@ncn.net

                 ART'S-WAY FOURTH QUARTER AND 12 MONTHS RESULTS

ARMSTRONG, IOWA  Art's-Way Manufacturing Co., Inc. (the Company) today
(January 28, 2004) released the following results for the fiscal fourth quarter and twelve months ended November 30, 2003.

Highlights:
Increased Income from Operations by 29.8% for 2003 to $1,041,000
Acquired assets and formed new subsidiary for manufacture of truck bodies Developed a new sugar beet harvester which will improve our customers productivity
Put long term financing in place and improved shareholders equity

       (All figures in thousands of dollars except per share amounts)
                                                               Quarter Ended
                                  November 30, 2003	 November 30, 2002

Net Sales                             $  2,743 	             $	2,778
Gross Profit                               920	                  710
Income from Operations                     220                    345
Income before Income Tax                   163                    322
Income Tax Expense (Benefit)              (803)                  --
Net Income                                 965	                  322
Basic Income Per Share (a)            $   0.50	             $   0.17
Diluted Income Per Share (b)          $	  0.49	             $   0.17

            Twelve Months Ended
                             	 November 30, 2003	November 30, 2002

Net Sales                            $	11,411	             $	10,900
Gross Profit                             3,376                   2,770
Income from Operations                   1,041                     802
Income before Income Tax                   863	                   573
Income Tax Expense (Benefit)              (801)                      4
Net Income                               1,664                     569
Basic Income Per Share (a)           $    0.86	             $ 	  0.31
Diluted Income Per Share (b)         $	  0.85	             $    0.31

Basic income (loss) per share based on the weighted average number of shares outstanding 1,938,176 for the quarter and for the twelve months in 2003 and 1,938,176 for the quarter and 1,808,423 for the twelve months in 2002.
(b) Diluted income (loss) per share based on the weighted average number of shares outstanding 1,957,784 for the quarter and 1,954,408 for the twelve months in 2003 and 1,947,108 for the quarter and 1,811,439 for the twelve months in 2002.

Income before income tax for the year ended November 30, 2003 was $290,000 higher than 2002. This represents a 51% improvement. There was a deferred tax benefit of $803,000 that was added back as a year end adjustment that raised Net Income for the year to $1,664,000.

Sales for the 2003 were up $511,000 despite a continuing sluggish agricultural industry. $471,000 of the increase was due to the addition of our new subsidiary, Cherokee Truck Bodies, Inc., which was purchased in July 2003.

We invested in your company's future by putting into the field new prototype sugar beet harvesters. These harvesters are modular in design, innovative and introduced the industry's first 12 row harvesting capability. This advancement in technology was well received by the sugar beet growers of the U.S. The investment for these harvesters resulted in a 19% increase in operating expenses for the year. We also invested in a major revision to our grinder mixer product offering. Capacity was increased and feed batch cycle time was reduced by 50%. Both of these products will go to market in mid to late 2004.

We experienced a 22% decline in interest and other expenses in 2003 due to our long term financing package that was completed in early 2003. We are positioned to realize continued improvements in revenue and earnings in 2004.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing products, sugar beet and potato harvesting equipment, edible bean equipment, land maintenance equipment, finished mowing and crop shredding equipment, and seed planting equipment. Art's-Way also produces tillage and feed processing machinery for several original equipment manufacturers (OEM's). After market service parts availability is also an important part of the Company's business. Cherokee Truck Bodies, a subsidiary, produces and distributes truck bodies in the agricultural, industrial, and commercial industries.